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                                                                    EXHIBIT 11.1

COMPUTATION OF NET LOSS PER SHARE


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
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                                                                                      PERIOD FROM
                                                                                      MAY 1, 1990
YEARS ENDED DECEMBER 31,                                                             (INCEPTION) TO
   (IN THOUSANDS, EXCEPT PER SHARE                                                    DECEMBER 31,
     AMOUNTS)                                 1996          1995          1994            1996
---------------------------------------------------------------------------------------------------
Weighted average common shares
   outstanding for the period:

   Common stock                               26,181        23,144         8,068         12,947

   Preferred stock                              --           1,307         6,843          3,530

Common equivalent shares pursuant to
   Staff Accounting Bulletin No. 83:

   Stock options                                --            --             608            426

   Preferred stock                              --            --             284            199

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Shares used in computing per share
   amount                                     26,181        24,451        15,803         17,101
===================================================================================================

Net loss                                    $(45,634)     $(20,619)     $(21,531)     $(119,333)


Net loss per share                          $  (1.74)     $  (0.84)     $  (1.36)     $   (6.98)
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